Exhibit h(5)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of November 9, 2005 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of August 1, 2005 between PFPC Inc. and CRM Mutual Fund Trust.
SERIES
Small Cap Value
(Investor Class and Institutional Class share classes)
Mid Cap Value
(Investor Class and Institutional Class share classes)
Large Cap Value
(Investor Class and Institutional Class share classes)
Small/Mid Cap Value
(Investor Class and Institutional Class share classes)
Mid/Large Cap Value
(Investor Class and Institutional Class share classes)

PFPC INC.

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	Vice President

CRM MUTUAL FUND TRUST

By:	/s/ Carlos Leal
Name:	Carlos Leal
Title:	Chief Financial Officer